As filed with the Securities and Exchange Commission on May 13, 1998
                                                         Registration No.
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                            Form S-3
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   UNIVIEW TECHNOLOGIES CORPORATION
        (Exact name of Registrant as specified in its charter)

           Texas                    3651                    75-1975147
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction of    Classification Code Number)      Identification No.)
      incorporation or
      organization)

            10911 Petal Street, Dallas, Texas 75238
                         (214) 503-8880
      (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                       Billy J. Robinson
         Vice President, Secretary and General Counsel
                uniView Technologies Corporation
            10911 Petal Street, Dallas, Texas 75238
                         (214) 503-8880
        (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate  date of commencement of proposed sale  to  the  public:
From time to time after the registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check
the following box.     [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.     [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                  CALCULATION OF REGISTRATION FEE

Title of Each   Amount         Proposed        Proposed
Class of        To Be          Maximum         Maximum            Amount of
Securities to   Registered(1)  Offering Price  Aggregate          Registration
be Registered                  Per Unit(2)     Offering Price(2)  Fee (3)

Common Stock,
$.10 par value  2,687,030      $1.67           $4,487,340         $1,323.77

       (1) Includes up to a maximum of 1,850,000 estimated shares of Common Stock, issuable upon conversion of or otherwise with respect to the Registrant's Series M and Series N Convertible Preferred Stock.
     (2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are calculated upon the basis of the average of the high and low trading prices of the Common Stock as reported by the Nasdaq Stock Market on May 6, 1998.
     (3) Registrant's filing fee account reflects a credit balance of $730.22, and the balance of $593.55 has been paid with this filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED MAY 12, 1998

           837,030 Shares of Common Stock Offered for Resale;
Up to 1,850,000 Shares of Common Stock Convertible from Preferred Stock, Which Shares are being Registered for Resale upon Conversion of the Preferred Stock.

                UNIVIEW TECHNOLOGIES CORPORATION

     This Prospectus covers an aggregate total of 2,687,030 (estimated) shares of Common Stock, par value $.10 per share (the "Shares") of uniView Technologies Corporation, a Texas corporation (the "Company.") 837,030 Shares are being offered for the account of security holders in a secondary offering; and up to a maximum of 1,850,000 (estimated) shares of Common Stock issuable upon conversion of the Company's Series M and Series N Convertible Preferred Stock (the "Preferred Stock") are being registered for resale upon conversion of the Preferred Stock. The common and preferred security holders are hereinafter referred to as the "Selling Stockholders." See "Selling Stockholders" and "Plan of Distribution." (The number of Shares described in this Prospectus reflect the effects of a ten to one reverse split of the Common Stock, which the Board of Directors of the Company implemented on April 24, 1998.)

     Pursuant to Registration Rights Agreements between the Company and the preferred security holders, the Company agreed to register twice the number of Shares that would have been issuable as if the Preferred Stock had been converted on the Closing Dates of the Series M and Series N transactions. (The conversion price of the Preferred Stock is based on the average closing bid price of the Common Stock over five consecutive trading days immediately prior to each conversion.) Conversion prices that would have been effective on those earlier Closing Dates were used merely for the purposes of estimating and setting forth a number of shares for registration. Because the market price of the Common Stock has decreased since those earlier dates, it has become necessary to register additional Shares to fulfill the conversion provisions of the Preferred Stock. The number of Shares included in this Prospectus as "Common Stock Convertible from Preferred Stock" represents the number of Shares that would be issuable as if the remaining unconverted balance of the Preferred Stock were converted as of a current date, plus an additional estimated number of Shares to allow for further potential fluctuation in the market price of the Common Stock. The balance of the Preferred Stock is convertible at any time, and the actual conversion price and number of actual Shares issuable upon future conversions cannot be precisely determined until such time as the Preferred Stock is actually converted. The actual number of Shares issuable upon conversion of the Preferred Stock is subject to adjustment, depending on the actual date of conversion in the future, and could be materially less or more than the estimated amount, depending on factors which cannot be predicted by the Company including, among other things, the future market price of the Common Stock. See "Risk Factors - Possible Volatility of Stock Price." The Company received proceeds upon the initial placement of the Preferred Stock and other private placements, and will receive no further proceeds from future conversions of Preferred Stock or the sale by the Selling Stockholders of the Shares to which this Prospectus relates.

ANY INVESTMENT IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE OF
    RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Price to                      Proceeds to Company
                    Public         Discounts      or other Persons
Per Share           (1)            (2)            (3)
Total Maximum (4)   (1)            (2)            (3)

(1) The Selling Stockholders may from time to time effect the sale of their Shares at prices and at terms then prevailing or at prices related to the then current market price. The Common Stock of the Company is traded on the Nasdaq Stock Market under the symbol "UVEW." On May 6, 1998, the average of the high and low trading prices of the Common Stock as reported by the Nasdaq Stock Market was $1.67 per share.
(2) The Selling Stockholders may pay regular brokers' commissions in cash at the time(s) of the sale of their Shares.
(3) The Company will not receive any proceeds from the sales of the Shares to which this Prospectus relates. The Selling Stockholders will receive proceeds based on the market price of the Shares at the time(s) of sale.
(4) Without deduction of expenses for the offering (all of which will be borne by the Company), estimated to be approximately $3,124.

                The date of this Prospectus is _________.

            (Inside front cover page of Prospectus)

                     AVAILABLE INFORMATION

     The Company is an electronic filer and is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. As the Common Stock of the Company is quoted on the Nasdaq Stock Market, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to documents incorporated therein by reference, each such statement being qualified in all respects by such reference.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

(1) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997, dated February 13, 1998 (the "December 1997 10-Q Report.")
(2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, dated November 12, 1997 (the "September 1997 10-Q Report.")
(3) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, dated August 6, 1997 (the "1997 10-K Report.")

     Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of
Section 18 of the Exchange Act.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Company's principal executive offices: uniView Technologies Corporation, 10911 Petal Street, Dallas, Texas 75238, Attention: Investor Relations; telephone number (214) 503-8880.

                              The Offering

Common Stock Offered by the      837,030 Shares
Selling Stockholders

Common Stock Offered by the      Up to 1,850,000 Shares
Company Upon Conversion of       (estimated)
Preferred Stock

Common Stock Outstanding After   9,763,643 (estimated)
the Offering (1)

Nasdaq Stock Market Symbol       UVEW

Risk Factors                     For a description of certain
                                 risks inherent in an
                                 investment in the Common
                                 Stock, see "RISK FACTORS"

(1) Assumes the conversion of Preferred Stock into 1,850,000 (estimated) Shares, which represents the number of Shares that would be issuable as if the remaining unconverted balance of the Preferred Stock were converted as of a current date, plus an additional estimated number of Shares to allow for further potential fluctuation in the market price of the Common Stock.

                          RISK FACTORS

     The following factors should be considered, together with the other information in this Prospectus, in evaluating an investment in the
Company. When used in this Prospectus, the words "plans," "expects," "anticipates," "estimates," "believes" and similar expressions are intended to identify forward-looking statements. Such statements, which may include statements contained in the following "Risk Factors" section, are subject to risks and uncertainties, discussed in greater detail in this section below and elsewhere in this Prospectus that could cause actual results to differ materially from those projected or discussed. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement may be based.

RISKS RELATED TO COMPANY OPERATIONS

Limited Cash Flow; Additional Financing Required

     In recent years, the Company has not achieved a positive cash flow from operations. Accordingly, the Company continues to rely on available credit arrangements and continued sales of its common and preferred stock to supplement its ongoing financial needs. The Company has recently revised its business model and has moved away from manufacturing and marketing consumer electronics products into developing and licensing to third parties its state-of-the-art Internet-television convergence technologies. It has become evident that to fully realize, or to achieve earlier than otherwise possible, the expected financial returns on its current business model, it will be necessary for the Company to join with one or more major financial business partners which have the means to fund the Company's operations during this introductory phase. Until the Company becomes self-supporting or links with a substantial financial business partner, additional equity or debt financing will be required. Management continually evaluates opportunities with various investors to raise additional capital, without which, the Company's operations, growth and profitability would be restricted. Management has in the past been able to raise necessary financing to fund ongoing operations, however, there can be no assurance that such resources will continue to be available to the Company or that they will be available upon terms favorable to the Company. A lack of sufficient financial resources to fund operations until the Company's business plan begins to produce the expected returns could have a material adverse effect on the Company's business, operating results and financial condition.

Limited  Operating  History; Absence of Profitable Operations  in  Recent
Periods

     The Company has reported a net loss in each of its last five fiscal years from a combination of various operating segments. In 1992, the Company purchased a computer chip company, Southwest Memory, Inc. ("SWM"). In 1993, it purchased Curtis Mathes Corporation ("CMC") and in 1994 it sold SWM. Also in 1994 the Company acquired the rights to, and later received a patent on, the RealViewTM technology, which can be incorporated into a ten-foot square projection television used in commercial advertising applications. In 1996 the Company began development of the uniViewT technologies for the convergence of the Internet and television mediums, and another subsidiary, uniView Xpressway Corporation, initiated the uniView XpresswayT Internet access and online service and currently offers its services as an Internet Service Provider and Online Service. The character of the Company has changed over the recent past and there is a limited operating history for the Company in its present form under its current business model. There can be no assurance that the Company's current business model or the current combination of operating segments will be profitable in the future.

Possible Volatility of Stock Price

     The stock market has recently experienced significant price and volume fluctuations that could continue in the future. These fluctuations could adversely affect the market price of the Common Stock without regard to the Company's operating performance. The market price for shares of the Company's Common Stock has varied significantly and may be volatile depending on news announcements and changes in general market conditions. The Company believes that factors such as quarterly variations in the Company's financial results or the financial results of competitors, general industry conditions, including competitive developments, and general economic conditions could also cause uncertain price fluctuations in the Common Stock. In addition, the shares being registered under this Prospectus will become eligible for sale in the public market after the Registration Statement becomes effective. The shares are expected to have no underwriters and will therefore not be subject to underwriter price stabilization transactions. No prediction can be made as to the effect, if any, that sales of such securities, or the availability of such securities for sale, will have on the market prices prevailing from time to time for the Common Stock. However, even the possibility that a substantial number of the Company's securities may, in the near future, be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. Such impaired ability, or inability, of the Company to raise necessary financing for its ongoing operations could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Limited Cash Flow; Additional Financing Required."

Risks Related to Under-Priced Stocks

     The Common Stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). In order to continue to be listed on Nasdaq, the Company must maintain $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or market capitalization of $35,000,000 or $500,000 in net income for two of the last three years, a $1,000,000 market value for the public float, two market-makers, and a minimum bid price of $1.00 per share. The Company currently complies with all of the above listing criteria. In the future, if the Company fails to meet the minimum maintenance criteria it may result in the delisting of the Company's securities from Nasdaq, and trading, if any, of the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. If the Company's securities are delisted, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to remain below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain other rules promulgated under the Securities Exchange Act of 1934, as amended. Such rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock," i.e., any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules further require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to entering into any penny stock transaction, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions.) For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

Potential Dilution of Shareholders' Ownership Interests

     As of May 6, 1998, there were 7,076,613 common shares of the Company issued and outstanding. Assuming the issuance of 1,074,828 common shares in exchange for the total number of warrants and vested employee stock options outstanding as of that date (without regard to whether such shares are being registered hereunder), and the issuance of common shares in conversion to Common Stock of all convertible preferred stock outstanding as of that date (the balance of all preferred stock convertible into approximately 1,127,788 common shares, based upon the conversion price as of May 6, 1998), there would be approximately
9,279,229 common shares outstanding. In such event, an existing shareholder would experience dilution of their ownership interest in the Company to the extent such shareholder held none of the securities being exercised or converted. For example, an existing 10% shareholder before such issuances would become a 7.63% shareholder after such issuances, assuming such shareholder held none of the warrants or preferred stock being exercised or converted, and other existing shareholders would experience a similar dilution of their ownership interest in the Company.

     Further assuming the exercise of all outstanding warrants and vested employee stock options and the issuance of common shares in conversion to Common Stock of all convertible preferred stock outstanding as of May 6, 1998, the pro forma net tangible book value of the Company would increase by the amount of the proceeds paid to the Company for the Common Stock issued in exchange for the warrants and vested stock options (approximately $10,111,591 or $1.09 per share increase.) "Pro forma net tangible book value" represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding after considering the issuance of Common Stock for outstanding warrants and stock options and the conversion of Preferred Stock into Common Stock. The increase results from giving effect to the receipt by the Company of the net proceeds from the exercise of the warrants and stock options.

     The likelihood that the warrants and vested stock options will be exercised increases as the market price of the stock rises above the exercise price of the warrants and stock options. See "DESCRIPTION OF
SECURITIES: Warrants and Employee Stock Options."

Preferred Stock's Preference over Common Stock

     The Company's Preferred Stock has preferences over the Common Stock in payment of dividends and in distributions to shareholders upon dissolution of the Company. During ongoing operation of the Company, these preferences mean very little; payment of dividends to Preferred Shareholders has no adverse effect upon Common Shareholders because the Company has not in the past, and does not expect in the foreseeable future, to declare any dividends on its Common Stock. However, in the event it became necessary to dissolve the Company, to the extent of any assets remaining after payment of all creditors of the Company, Preferred Shareholders would receive the face amount and all accrued dividends on their Preferred Stock before any distributions could be made to Common Shareholders. In the event of a dissolution of the Company at the May 6, 1998 levels of Common and Preferred Stock, because of the Preferred Stock preferences, a Common Shareholder could receive a distribution which is approximately $0.24 per share less than it would otherwise receive if there were no shares of Preferred Stock outstanding. See "DESCRIPTION OF
SECURITIES: Preferred Stock."

Dependence on Key Personnel

     The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. In addition, there can be no assurance that employees will not leave the Company or compete against the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect the Company's business, operating results and financial condition.

Prior Claims on Future Earnings

     One of the Company's subsidiaries, Curtis Mathes Corporation ("CMC"), is currently operating under a six-year plan of reorganization, which became effective on October 1, 1992 (the "Plan"). Until termination of the Plan, 1/2% of gross sales of CMC, if any, must be paid monthly to a "Liquidating Trustee," which has been designated by the Bankruptcy Court to administer such payments on behalf of unsecured creditors in the order of priority. CMC was the operating entity which historically sold commodity consumer electronics products (televisions, VCR's, camcorders, and related products) to consumers. In early 1996, CMC sold its entire remaining inventory to a third party and negotiated a satisfaction of its primary debt obligation with Deutsche Financial Services Corporation ("DFS"). CMC has had no sales since that time. However, in the event CMC does generate any future revenue, its profitability will be affected to the extent of the required payments.

Warranty Claims

     Beyond the claim of the Trustee on any potential future earnings of CMC, and as required by the Plan, CMC remains obligated to service past outstanding product warranties. Cash balances were set aside as required by the Plan, to cover a portion of these estimated past product warranty costs. CMC has additionally in the past accrued a portion of the total product sales price to cover estimated product warranty costs. Although management believes that the amount accrued is adequate to meet claim requirements based upon historical data, there can be no assurance that the accruals will always cover warranty claims filed during any particular period. If warranty claims during any particular period exceed projections, the Company must cover such claims out of its current cash, thereby reducing the profitability of the Company during such periods. Many of the warranties on products sold in the past are expiring, and due to lower product sales by CMC in the past few years, remaining warranty obligations are slowly diminishing; however, until expiration of these past outstanding product warranties, the Company's profitability will be affected to the extent the current required warranty expenditures exceed the cash reserves designated for that purpose.

Off-Balance Sheet Risks

     An "off-balance sheet risk" is one in which the ultimate obligation of the Company may exceed the amount reported in the liability section of the financial statements and which may be triggered by the default of a third party on an obligation upon which the Company is contingently liable. CMC is a party to financial instruments with such off-balance sheet risks to meet the financing requirements of former CMC dealers. In the normal course of business, CMC has transferred receivables from qualified dealers to Deutsche Financial Services Corporation ("DFS") under a repurchase agreement. The agreement requires CMC, in the event of default by the dealer, to repurchase property that is collateral (inventory consisting of consumer electronics products) for the financing provided to the dealer. CMC is contingently liable to DFS for the portion of the receivable that is defaulted through nonpayment or non-recovery of the collateral. This amount is partially offset by recovery of unsold products from such dealers, which can then be resold. As dealer defaults occur in the future and the Company honors its repurchase obligations, the profitability of the Company could be reduced accordingly.

RISKS RELATED TO COMPANY TECHNOLOGIES

Changes in Technology and Industry Standards

     The marketplace in which the Company operates is undergoing rapid changes, including evolving industry standards, frequent new technologies and product introductions and changes in consumer requirements and preferences. The introduction of new technologies, products and product features can render the Company's existing and announced technologies and product features obsolete or unmarketable. The development cycle for products utilizing new technologies may be significantly longer than the Company's current development cycle for products on existing and proposed technologies and may require the Company to invest resources in products and technologies that may not become profitable. There can be no assurance that the expected demand for the Company's technologies will materialize, or that the mix of the Company's future technologies or product features will keep pace with technological changes. There can also be no assurance that the Company will be successful in developing and marketing future technologies or product features that will satisfy evolving consumer preferences.

     The Company further expects that it may be required to modify its Internet access technologies in the future to accommodate advanced online distribution technologies such as cable, satellite, broadcast and enhanced telephone distribution, and to offer advanced services such as voice and full-motion video. Currently, the uniView Xpressway services are accessed primarily through standard telephone systems via modems. As the online and interactive digital services of the uniView Xpressway service, including Internet access, entertainment and information services, become accessible by digital subscriber lines, coaxial and fiber optic cable, the Company may have to develop new technologies or modify its existing technologies to keep pace with these developments.

Competitors of the Company may have better access to those technologies and could gain advantage by implementing new access technologies more quickly and at lower cost than the Company.

     Pursuit of these technological advances will require substantial expenditures, and there can be no assurance that the Company will succeed in adapting its technologies as rapidly or as successfully as its competitors. Failure to adapt its technologies or to develop and introduce new technologies and product enhancements in a timely fashion could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Introduction of New Product Features

     The Company's future success will depend to a great extent upon the timely introduction and market acceptance of new product features of the uniView Internet-television convergence product and online content of the uniView Xpressway service and other new technologies. A significant delay in the introduction of, or the presence of a defect in, one or more new product features or new technologies could have a material adverse effect on the ultimate success of such products. In such event, the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business, could also be materially and adversely affected. (See "Risk Factors - Seasonality"). Further, because of the revenue typically associated with initial shipments of a product containing new features, delaying introduction of such a product until near the end of a fiscal quarter may materially adversely affect the operating results for that quarter. The process of developing Internet-television convergence products containing software-related components such as those contained in uniView products and those used in connection with the uniView Xpressway Internet service is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies are introduced or incorporated. These new technologies also require and depend upon externally manufactured hardware components, such as file servers, routers, modems, and other similar devices commonly used in the computer industry, but not yet used on a wide scale for Internet-television convergence products.

     In the past, the Company has experienced delays in the introduction of certain new products and product features. The Company anticipates that there may be similar delays in developing and introducing such products and product features in the future and there can be no assurance that they will be introduced on schedule in the future or at all. Further, the market for these new products and product features is evolving and, in comparison with the overall market for consumer electronics and Internet access products, is considered relatively small, making it difficult to predict with any assurance the future growth rate and size of the market. There can be no assurance that new technologies or new product features introduced by the Company will achieve market acceptance or generate significant revenues.

Risk of Product Failures

     Internet-television convergence products containing software-related components as complex as those developed by the Company may contain undetected errors when first introduced. If any undetected errors occur, delays or lost revenues during the period required to correct these errors could be expected. The Company has in the past experienced delays and significant technical support expenses in connection with developing technologies and product features. There can be no assurance that, despite testing by the Company, errors will not be found in new technologies or product features or releases after commencement of commercial shipments. This type of problem could result in a delay in, or loss of market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Licensees and Distribution Channels

     The Company expects to be dependent upon licensees and other outside sources in the future for the manufacturing of all finished products incorporating the Company's technologies. The Company expects future licensees to sell licensed products through consumer electronics stores, computer stores, mail order companies, direct mail, and through the Internet. Sales to a limited number of distributors and retailers could be expected to constitute a substantial portion of net revenues of such licensees, and consequently, any royalties and subscription fees payable to the Company related to the uniView technologies. Minimum purchase obligations of any principal distributor or retailer of a licensee are not expected to be significant and the Company would expect any licensees to sell on a purchase order basis without a long-term agreement to a majority of these entities. The loss of, or significant reduction in sales attributable to, any licensees or these distribution channels could materially adversely affect the Company's business, operating results and financial condition. In addition, manufacturing, distribution and retailing businesses in the consumer electronics industry have from time to time experienced significant fluctuations in their businesses and there have been a number of business failures among these entities. The insolvency or business failure of any significant licensee or of any significant distributor or retailer of licensed products in the future could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on the Internet

      The Company expects to derive a substantial portion of its future income from its Internet-related technologies and Internet advertising revenues. The Company's future success will depend to a great extent upon the continued growth in the use of the Internet by consumers and the increased use of the Internet for commercial purposes, including use as an advertising medium. If the expected rate of growth in the use of the Internet does not occur, or if it occurs at a slower pace than expected, the Company's business, operating results and financial condition could be materially adversely affected.

Risk of Capacity Constraints; System or Security Failures

     The Company expects at some point in the future to generate a high volume of use of its licensed products and the uniView Xpressway service. The performance of each of these technologies is critical to the Company's reputation, its ability to attract subscribers to the uniView Xpressway service, and to market acceptance of its technologies. Any system capacity constraint or failure that causes interruption of or increases in response time of the uniView Xpressway service would reduce the attractiveness of the licensed products and services to existing and potential subscribers and content providers. Additionally, the Company's network operations are dependent in part upon its ability to protect its operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company currently does not have redundant, multiple site capacity in the event of any such occurrence. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the related systems. Any significant, prolonged or chronic system capacity constraint or interruption of services or other malfunction of the Company's operating systems could have a material adverse effect on the Company's business, operating results and financial condition.

Relationships with Providers

      As the marketplace in which the Company operates changes and as competition intensifies, it may become more difficult or more expensive to secure and maintain relationships with electronic commerce, advertising, marketing, technology and content providers. Failure to maintain relationships, establish new relationships or the loss of a number of relationships, or significantly increased costs in doing so, could have a material adverse effect on the Company's business, financial condition and operating results.

RISKS RELATED TO THE INDUSTRY

Highly Competitive Industry

     The industry in which the Company and its licensees operate is intensely and increasingly competitive and includes a large number of technology development companies, Internet service providers and manufacturers of consumer electronics products. A number of companies have announced development of, or have introduced Internet-television convergence devices and technologies similar to the Company's uniView technologies. Such competitors include, among others: (i) suppliers of low-cost Internet access technologies, such as "network computer" devices promoted by Oracle and others, (ii) "set top" boxes developed by WebTV Networks, Scientific Atlanta and others, the Apple Pippin, the NewCom Web Pal, and other devices that are under development by companies such as Navio, as well as (iii) video game devices that provide Internet access such as the Sega Saturn, the Sony Playstation and the Nintendo 64. In addition, manufacturers of television sets have announced plans to introduce Internet access and Web browsing capabilities into their products or through set-top boxes, using technologies supplied by others. Personal computer manufacturers, such as Gateway 2000, are introducing products that offer full-fledged television viewing, combined with Internet access. Operators of cable television systems also plan to offer Internet access in conjunction with cable service. The Company also competes with various national and local Internet service providers, such as the Microsoft Network, AT&T Corp., MCI Communications Corporation, Netcom and others, and commercial on-line services such as America Online, Inc., ICTV and @Home Network, Road Runner Group (owned by Time Warner Inc.).

     Competition occurs principally in the areas of style, quality, functionality, service, design, product features and price of the licensed product. There can be no assurance that the Company's competitors will not develop Internet access products and services that are superior to, and priced competitively with, those of the Company, thereby achieving greater market acceptance than the Company's offerings. Many of the Company's current competitors and potential future competitors may have greater financial, technical, marketing and/or personnel resources than the Company. This competitive environment could: (i) limit the number of licensees that are willing to license the Company's technologies, (ii) require price reductions and increased spending on product development, marketing, network capacity, and content procurement, (iii) limit the Company's opportunities to enter into and/or renew agreements with content providers and distribution partners, (iv) limit its ability to develop new products, product features and services,
(v) limit its ability to increase its uniView Xpressway subscriber base, and (vi) result in attrition in the uniView Xpressway subscriber base. Any of the foregoing events could have a material adverse effect on the Company's business, financial condition and operating results.

     In addition, certain of the Company's current and prospective competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-funded companies. There can be no assurance that the Company will have the resources required to continue to respond effectively to these competitive pressures.

Seasonality of the Industry

     Sales of licensed products and services are expected to decrease during the first and second quarters of each calendar year as a result of the seasonal effect of the consumer buying season, resulting in decreased royalties, subscription fees and advertising revenues payable to the Company during such periods. Revenues generated by online subscription fees to the uniView Xpressway service are expected to be more uniform than sales revenues of the licensed products, but consumer-buying cycles are still expected to affect these revenues. Although it is too early to predict with any certainty, advertising revenues generated by the uniView Xpressway service may also prove to be related to consumer buying cycles and the budgeting cycles of its potential advertisers. The Company's operations must be supplemented during periods of lower seasonal revenues through its reserves or through other operations or licensing activities of the Company. Although the Company typically plans ahead for seasonal variations in revenues, there can be no assurance that past budgetary expectations will be adequate to cover such periods in the future.

Variable Economy

     The Company primarily plans to license its technologies to third parties in return for licensing fees, product royalties, and Internet access subscription fees. All fees payable to the Company, except the initial licensing fees, would be directly related to the number of units of licensed products sold or otherwise placed with consumers. The consumer electronics industry is influenced significantly by general economic conditions, including consumer behavior and consumer confidence, the level of personal discretionary spending, interest rates and credit availability. Variations in the general economy affecting expendable consumer dollars impacts a consumer's willingness to expend monies for the products which incorporate the Company's technologies, which would translate into fluctuations in sales volumes for licensees and in royalties and subscription fees payable to the Company. There can be no assurance that a prolonged economic downturn would not have a material adverse effect upon the profitability of the Company in the future.

Government Regulation; Legal Uncertainties; International Business Risks

      The Federal Communications Commission ("FCC") provides mandatory guidelines for the electronic emissions of licensed consumer products containing the Company's technologies. The Internet itself and commercial Internet services are further impacted by several federal and state government agencies, legislative bodies and courts, including the FCC, the Federal Trade Commission and the Internal Revenue Service. In most other countries in which the Company expects to conduct operations in the future, the Company is not currently subject to direct regulation other than pursuant to laws applicable to consumer electronics products and to businesses generally. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunication regulation, access charges, encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are currently under consideration (including Directive 95/46/EC of the European Parliament and of the European Council on the protection of individuals with regard to the processing of personal data and on the free movement of such data, to become effective in the individual member states by October 24, 1998). The Company is unable at this time to predict which, if any, of such proposals may be adopted and, if adopted, whether such proposals would be favorable or unfavorable to the industry.

     There are certain other significant risks inherent in doing business on an international level, such as laws governing content that differ greatly from those in the United States, unexpected changes in regulatory requirements, political risks, export restrictions, export controls relating to encryption technology such as that utilized by the uniView technologies, tariffs and other trade barriers, fluctuations in currency exchange rates, issues regarding intellectual property and potentially adverse tax consequences, any or all of which could impact the Company's future planned international operations. Adverse changes in the legal or regulatory environment relating to the consumer electronics or Internet industry in the United States, Europe, Japan or elsewhere, or potentially unfavorable future application of various existing domestic and foreign laws governing content, export restrictions, privacy, consumer protection, export controls on encryption technology, tariffs and other trade barriers, intellectual property and taxes could have a material adverse effect on the Company's business, financial condition and operating results.

Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation

     The Company regards its Internet-television convergence technologies containing software-related components as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements, and other methods to protect these proprietary rights. As the number of Internet-television convergence products in the industry increases and the functionality of these products overlap, infringement claims may also increase. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future technologies or product features. As is common in the industry, from time to time the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds, as it deems appropriate. Policing unauthorized use of the Company's products is also difficult and can be expected to be a recurring problem. Further, the Company and Company's licensees enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries, and software-related products developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Any claim or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

                          USE OF PROCEEDS

     The Company will receive no proceeds from the sales of the Shares by Selling Stockholders.
                        SELLING STOCKHOLDERS

     This Prospectus relates to 652,292 Shares issued pursuant to previous conversions of the Preferred Stock, and up to a maximum of 1,850,000 (estimated) additional Shares issuable upon future conversions of Preferred Stock (which represents the number of Shares that would be issuable as if the remaining unconverted balance of the Preferred Stock were converted as of a current date, plus an additional estimated number of Shares to allow for further potential fluctuation in the market price of the Common Stock.) The Preferred Stock was issued pursuant to Securities Subscription Agreements (the "Securities Subscription Agreements") between the Company and certain Selling Stockholders. This Prospectus also relates to 184,738 Shares, which were issued to certain other Selling Stockholders pursuant to other private placements in the past. See "Plan of Distribution."

     The "Maximum Number of Shares Convertible from Preferred Stock" set out in the table below represents the total number of Shares beneficially owned by the Selling Stockholders before the offering. All of such Shares are being offered for the account of the Selling Stockholders and after the offering the Selling Stockholders will each own no Common Stock of the Company.
                                                       Maximum Number of
                                                       Shares
                        Relationship to   Number of    Convertible from
Selling Stockholder     the Company       Shares       Preferred Stock

SECURITIES ACQUIRED PURSUANT TO A SECURITIES SUBSCRIPTION AGREEMENT:

Thomson Kernaghan
   & Co. Ltd.           Private Investor  652,292      1,850,000
                                          -------      ---------
                        SUBTOTAL          652,292      1,850,000

                                                       Maximum Number of
                                                       Shares
                        Relationship to   Number of    Convertible from
Selling Stockholder     the Company       Shares       Preferred Stock

COMMON STOCK ACQUIRED PURSUANT TO PAST PRIVATE PLACEMENTS:

Associates Funding
   Group, Inc.          Private Investor   37,013            N/A
Scott D. Cook           Private Investor  147,725            N/A
                                          -------      ---------
                        SUBTOTAL          184,738            N/A

                        TOTAL             837,030      1,850,000
                                        =========      =========
                        GRAND TOTAL     2,687,030

                          PLAN OF DISTRIBUTION

Securities Being Registered

     This Prospectus covers the following securities:

      1. The resale by the respective holders thereof of 652,292 Shares issued pursuant to previous conversions of Series M and Series N Preferred Stock, which Preferred Stock was issued pursuant to Securities Subscription Agreements.

     2. The resale by the respective holders thereof of up to a maximum of 1,850,000 (estimated) additional Shares that may be acquired pursuant to future conversions of Series M and Series N Preferred Stock outstanding as of May 6, 1998, which Preferred Stock was issued pursuant to Securities Subscription Agreements.

     3. The resale of 184,738 Shares owned by certain security holders who acquired Common Stock of the Company pursuant to past private placements.

Plan of Distribution

     The Shares being registered hereunder may be sold from time to time by any of the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, or by additional selling stockholders. The Shares may be disposed of from time to time in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or such successors in interest and/or from the purchasers of the Shares for whom they may act as agent, (iv) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (v) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vi) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (vii) an exchange distribution in accordance with the rules of such exchange, including the NASDAQ SmallCap Market, prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities, Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.

     In the event of a material change in the plan of distribution disclosed in this Prospectus, the Selling Stockholders will not be able to effect transactions in the Shares pursuant to this Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.

                   DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized by its articles of incorporation, as amended, to issue up to 80 million shares of Common Stock, $.10 par value, of which 7,076,613 shares were issued and outstanding as of May 6, 1998. The Board of Directors of the Company, on April 24, 1998, implemented a ten to one reverse split of the Common Stock. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding Common Stock can, if they so choose, elect all directors. The vote of the holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall decide any question brought before a meeting of the Company's shareholders at which a quorum is present. A quorum consists of a majority of the issued and outstanding shares of the Common Stock entitled to vote. The articles of incorporation of the Company specify that a majority vote of shareholders shall be determinative regardless of provisions requiring more than a majority vote under the Texas Business Corporation Act.

     All of the shares issuable upon conversion of Preferred Stock will be fully paid and nonassessable. Holders of the Common Stock have no preemptive or other subscription rights, and shares of Common Stock have no redemption, sinking fund, or conversion privileges. Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors of the Company, out of funds legally available therefor. In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets available for distribution to such shareholders.

Preferred Stock

     The  Company  is  authorized  to issue up  to  1,000,000  shares  of
Preferred Stock, $1.00 par value, in one or more series, which, if issued, would have certain preferences over the Common Stock. The articles of incorporation of the Company vest the board of directors with authority to establish and designate series of Preferred Stock and to fix and determine the relative rights and preferences of any series so established. As of May 6, 1998, outstanding Preferred Stock consisted of
(a) $140,000 face value of Series A Preferred Stock with an annual dividend rate of 6%, and no right to convert into Common Stock; (b) $75,000 face (and redemption) value of Series H Preferred Stock with an annual dividend rate of 5% and the right to convert such Preferred Stock into 5,000 shares of Common Stock at a minimum conversion price of $15.00 per share; and (c) $1,500,000 combined face value of Series M and Series N Preferred Stock with a 3% dividend rate, a redemption value of $1,995,000, and the right to convert such Preferred Stock, as of May 6, 1998, into approximately 1,127,788 shares of Common Stock at a variable conversion price based upon the stock price of the Company's common stock for a period immediately preceding the date of conversion. The number of shares issuable upon conversion of Series M and Series N Preferred Stock fluctuates with the stock price of the Company's common stock, as reported by the Nasdaq Stock Market; as the stock price increases, the number of shares issuable on conversion decreases; as the stock price decreases, the number of shares issuable on conversion increases. Conversions of Series M and Series N Preferred Stock are limited by the holdings of their owners; each owner may not hold more than 4.9% of the Company's outstanding common stock at any one time.

     Such Preferred Stock has no voting rights. It has preference over the Common Stock as to dividends, and no dividends can be declared or paid on the Common Stock unless full dividends on all Preferred Stock then outstanding for all past dividend periods and for the current period had been declared and paid. Dividends on all Preferred Stock, regardless of series, are cumulative. No dividend may be declared on shares of any series of Preferred Stock for any dividend period unless all dividends accumulated for all prior dividend periods have been declared on all Preferred Stock then outstanding and a dividend for the same period is declared at the same time upon all Preferred Stock outstanding in like proportions to the dividend rate then declared. In the event of dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock would be entitled to receive the amount fixed for such purpose in the resolution of the board of directors establishing the respective series of Preferred Stock plus a sum equal to the amount of all accumulated and unpaid dividends thereon. After such payment to the holders of Preferred Stock, the remaining assets and funds of the Company could be distributed pro rata among the holders of the Common Stock. The whole or any part of outstanding Series A, Series H, Series M, and Series N Preferred Stock may be called for redemption and redeemed at any time at the option of the Company, exercisable by the board of directors upon thirty days' notice by mail to the holders of such shares as are to be redeemed.

Warrants and Employee Stock Options

     As of May 6, 1998, the Company had outstanding warrants held by various investors and vested employee stock options held by directors and various employees which were exercisable for a total of 1,074,828 shares of Common Stock. Directors and certain key employees hold a total of 220,000 additional stock options, which vest at various times over the next two years. Exercise prices of all warrants and stock options range from a high of $45.00 per share, to a low of $1.10 per share and expiration dates range from June 1998 through April 2003.

Debentures

     As of May 6, 1998, none of the Company's debentures carried any right to convert into Common Stock.

The transfer agent and registrar for Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                           RECENT DEVELOPMENTS

     Except as may be reflected in this Prospectus, there have been no material changes in the Company's affairs since the filing of the Company's December 1997 10-Q Report, which report has been incorporated herein by reference.

                              LEGAL MATTERS

     Billy J. Robinson has passed upon certain legal matters for the Company in connection with the validity of the securities offered hereby. Mr. Robinson is an attorney who acts as counsel to the Company. Mr. Robinson is also a director and owns 17,889 shares of Common Stock and holds vested options to purchase another 12,500 shares of Common Stock.

                            EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997 have been audited by King Griffin & Adamson P.C., independent certified public accountants, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's Articles of Incorporation or Bylaws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Securities and Exchange Commission registration fee    $1,324
          Transfer agent's fees                                     150
          Costs of printing                                         150
          Legal fees and expenses                                   500
          Accounting fees and expenses                              250
          Blue sky fees and expenses                                250
          Miscellaneous expenses                                    500
                              Total estimated fees               $3,124

     All amounts estimated except for Securities and Exchange Commission registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02(16) and 2.02-1 of the Texas Business Corporation Act empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

     Article XIII of the Company's Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Article IX of the Company's Bylaws provides for indemnification of officers and directors. The Company has entered into Indemnity Agreements with all of its officers, directors, and designated agents indemnifying them in connection with services performed for the Company to the fullest extent allowed by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit
Number    Description of Exhibit

4.1 Articles of Incorporation of the Company, as amended, defining the rights of security holders.

4.2 Bylaws of the Company, as amended, defining the rights of security holders (filed as Exhibit "3(ii)" to the Company's
          Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 and incorporated herein by reference.)

4.3 Series A Preferred Stock terms and conditions (filed as Exhibit "4.3" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

4.4 Series H Preferred Stock terms and conditions (filed as Exhibit "4.4" to the Company's Registration Statement on Form S-3 filed with the Commission on June 20, 1996 and incorporated herein by reference.)

4.5 Form of warrant issued in connection with Series K Preferred Stock (filed as Exhibit "4.4" to the Company's Current Report on Form 8-K dated May 14, 1997 and incorporated herein by reference.)

4.6 Series M Preferred Stock terms and conditions, as amended (filed as Exhibit "4.7" to the Company's Registration Statement on Form S-3 originally filed with the Commission on August 18, 1997 and incorporated herein by reference.)

4.7       Series N Preferred Stock terms and conditions, as amended.

5         Opinion of Billy J. Robinson.

23.1      Consent of King Griffin & Adamson P.C.

23.2 Consent of Billy J. Robinson (included in his opinion filed as Exhibit 5.)

24             Powers of Attorney (included on the Signature Page of the
          Registration Statement.)

99.1 Agreement between the Company and J.P. Carey, Inc. dated August 8, 1997 (the "J.P. Carey Agreement")(filed as Exhibit
          "99.2" to the Company's Registration Statement on Form S-3 originally filed with the Commission on August 18, 1997 and incorporated herein by reference.)
99.2 Form of Securities Subscription Agreement for Series M and Series N Preferred Stock (filed as Exhibit "99.2" to the Company's Registration Statement on Form S-3 originally filed with the Commission on November 25, 1997 and incorporated herein by reference.)

ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 12, 1998.
                              UNIVIEW TECHNOLOGIES CORPORATION

                              By:    /s/    PAT CUSTER
                                        Patrick A. Custer
                                   President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick A. Custer and F. Shelton Richardson, Jr., each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the
Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any amendment or amendments relating thereto, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant   to   the  requirements  of  the  Securities   Act,   this
Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

     Principal Executive Officer
/s/  PAT CUSTER         Chairman of the Board,          May 12, 1998
     Patrick A. Custer  President, Chief
                        Executive Officer
                        and Director

     Principal Financial and Accounting Officer
/s/  F. SHELTON RICHARDSON, JR.   Vice President,       May 12, 1998
     F. Shelton Richardson, Jr.   Chief Financial
                                  Officer
     Additional Directors
/s/  BILLY J. ROBINSON    Vice President, Secretary,    May 12, 1998
     Billy J. Robinson    General Counsel and Director

/s/  EDWARD M. WARREN     Director                      May 12, 1998
     Edward M. Warren

/s/  BERNARD S. APPEL     Director                      May 12, 1998
     Bernard S. Appel

                         EXHIBIT INDEX
                                                       Sequential
                                                             Page
Exhibit Number   Description of Exhibit                    Number

4.1*            Articles of Incorporation of the Company, as amended,
          defining the rights of security holders.            30

4.2 Bylaws of the Company, as amended (filed as Exhibit "3(ii)" to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 and incorporated herein
          by reference.)                                      N/A

4.3 Series A Preferred Stock terms and conditions (filed as Exhibit "4.3" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by
          reference.)                                         N/A

4.4 Series H Preferred Stock terms and conditions (filed as Exhibit "4.4" to the Company's Registration Statement on Form S-3 filed with the Commission on June 20, 1996 and incorporated
          herein by reference.)                               N/A

4.5 Form of warrant issued in connection with Series K Preferred Stock (filed as Exhibit "4.4" to the Company's Current Report on Form 8-K dated May 14, 1997 and incorporated
          herein by reference.)                              N/A

4.6 Series M Preferred Stock terms and conditions, as amended (filed as Exhibit "4.7" to the Company's Registration Statement on Form S-3 originally filed with the Commission on August 18,
          1997 and incorporated herein by reference.)        N/A

4.7*      Series N Preferred Stock terms and conditions, as amended.  43

5*        Opinion of Billy J. Robinson.                       47

23.1*     Consent of King Griffin & Adamson P.C.              48

23.2      Consent of Billy J. Robinson (included in his opinion filed  as
          Exhibit 5.)                                         N/A

24              Powers of Attorney (included on the Signature Page of the
          Registration  Statement.)                           N/A

99.1 Agreement between the Company and J.P. Carey, Inc. dated August 8, 1997 (the "J.P. Carey Agreement")(filed as Exhibit "99.2" to the Company's Registration Statement on Form S-3 originally filed with the Commission on August 18, 1997 and incorporated herein by
          reference.)                                         N/A

99.2 Form of Securities Subscription Agreement for Series M and Series N Preferred Stock (filed as Exhibit "99.2" to the Company's Registration Statement on Form S-3 originally filed with the Commission on November 25, 1997 and incorporated
          herein by reference.)                               N/A
_________________
*  Filed herewith.